Exhibit 10.6

Bank of Commerce Holdings

Anti-Hedging Policy

bank of commerce | holdings

Table of Contents

Introduction	3

PERSONS COVERED	3

Transactions Covered	3

IMPLEMENTATION	3

Responsible Party: Admin / Sam Jimenez

Board Approved: December 20, 2016

Introduction

The board of directors (the “Board”) of Bank of Commerce Holdings (the “Company”) believes that ownership of the Company’s common stock by the Company’s directors, officers and employees serves to align the interests of such persons with those of the Company’s shareholders generally, with positive results.

However, certain transactions in the Company’s common stock, or which are linked to the value of the Company’s common stock, may create the appearance that such interests are not properly aligned, to the extent that such transactions are designed to hedge or offset against any decrease in the market value of the Company’s common stock. Accordingly, the Board is adopting this anti-hedging policy (“Policy”) to prohibit such transactions.

Persons Covered

This Policy applies to all directors, officers and employees of the Company and its subsidiary Redding Bank of Commerce, and their designees (“Covered Persons”).

Transactions Covered

The purchase of a financial instrument or other transaction that is designed to, or has the effect of, hedging or offsetting any decrease in the market value of Company common stock that is either (i) granted to the Covered Person as a part of compensation, or (ii) held, directly or indirectly, by such Covered Person. These transactions can include the purchase of prepaid variable forward contracts, equity swaps, collars, short sales, and exchange funds. Regardless of the specific form of any particular transaction, such transactions are referred to for purposes of this Policy as “Hedging Transactions.”

Essentially, a Hedging Transaction is any transaction that would have the economic effect of establishing a downside price protection in connection with Company common stock held by a Covered Person, whether by purchasing or selling a security or derivative security, or otherwise. Hedging Transactions are prohibited by this Policy. In laypersons terms, this would be equivalent to “betting against the house.”

Responsible Party: Admin / Sam Jimenez

Board Approved: December 20, 2016

Implementation

Potential Hedging Transactions can take many forms, some of which are quite complex. Accordingly, any Covered Person considering an arrangement or transaction that might constitute a Hedging Transaction should contact the Company Chief Operating Officer prior to entering into such arrangement or transaction for clarification.

Responsible Party: Admin / Sam Jimenez

Board Approved: December 20, 2016

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